Exhibit 99.1

Media Contact: Kelly Delany, CallWave Inc 805.690.4040 or kelly.delany@callwave.com Investor Contact: Patrick Todd 805.690.4188 Patrick.Todd@callwave.com

CallWave Announces Changes to the Executive Team

Mark Stubbs, Current CFO, Named Interim CEO

SANTA BARBARA, Calif.—(BUSINESS WIRE)—August 20, 2007—CallWave, Inc. (Nasdaq:CALL) announced today that Dave Hofstatter, who has been the Company’s President and Chief Executive Officer since founding CallWave in 1998, is now leaving the Company to pursue other business opportunities. Mr. Hofstatter will remain a member of the Board of Directors. Mark Stubbs, Chief Financial Officer at CallWave, has been appointed Interim Chief Executive Officer.

Mr. Stubbs joined CallWave as Chief Financial Officer in June 2006 and will continue in that role. His prior career includes nearly 12 years of operating and financial management experience in the technology, telecommunications, and business services industries. He has held executive management positions at Sound ID, a privately-held consumer technology company, at Somera Communications (Nasdaq: SMRA), a leading provider of telecommunications equipment and services, later acquired by Telmar Network Technology, and at Kinko’s.

“We have benefited greatly from the vision, guidance and leadership that Dave has brought to the Company over the years,” said Peter Sperling, speaking on behalf of the Board of Directors. “We wish Dave well in his next business venture and thank him for his many contributions to CallWave. We have formed a search committee to recruit a permanent Chief Executive Officer. In the interim, we are very confident that Mark will seamlessly lead the Company through this transition period.”

About CallWave

CallWave is leading the way in developing applications that make phones and computers work better together. With CallWave, tasks that are difficult to do on the phone become much easier on the desktop—without changing phone numbers, handsets or service providers. CallWave enables consumers and businesses to get more out of the devices they use everyday—their computers and phones. CallWave also private-labels its full suite of services to carriers to reduce churn, expand on-line marketing and drive revenues. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.